Exhibit 99

Colgate Announces 1st Quarter Results

Diluted Earnings Per Share In Line With Expectations

NEW YORK--(BUSINESS WIRE)--April 28, 2011--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,994 million in first quarter 2011, an increase of 4.5% versus first quarter 2010. Global unit volume grew 2.0%, pricing declined 0.5% and foreign exchange was positive 3.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 1.5%.

Net income and Diluted earnings per share in first quarter 2011 were $576 million and $1.16, respectively. Net income and Diluted earnings per share in first quarter 2010 were $357 million and $0.69, respectively, which included a one-time, non-cash aftertax charge of $271 million ($0.52 per diluted share) related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Excluding the 2010 Venezuela hyperinflationary charge, Net income and Diluted earnings per share decreased 8% and 4%, respectively, versus first quarter 2010. Net income and Diluted earnings per share in first quarter 2010 also included an aftertax gain of $59 million ($0.11 per diluted share) related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010.

Gross profit margin was 58.4%, down 80 basis points versus the year ago quarter’s record level, due to the impact of higher material costs and increased promotional investments more than offsetting benefits from cost-saving initiatives.

Selling, general and administrative expenses decreased by 20 basis points to 35.2% of net sales in first quarter 2011 from 35.4% in first quarter 2010, as worldwide advertising spending decreased 1% versus the year ago quarter to $418 million. Advertising as a percent to sales was 10.5%, down 60 basis points when compared with the strong 11.1% in first quarter 2010 due to the timing of new product launches.

Operating profit increased 35% to $915 million in first quarter 2011. Excluding the above-mentioned 2010 Venezuela hyperinflationary charge, Operating profit decreased 4% to $915 million compared to $949 million in first quarter 2010, decreasing as a percent to sales from 24.8% to 22.9%.

Net cash provided by operations in first quarter 2011 was $680 million compared to $733 million in first quarter 2010. Working capital as a percentage of sales was negative 0.6%, an increase of 20 basis points versus the record low level in the year ago period. Free cash flow before dividends remains very strong, once again exceeding 100% of Net income.

Ian Cook, Chairman, President and Chief Executive Officer commented, “We are pleased to have met earnings expectations this quarter despite very sharp increases in material costs and an intense competitive environment globally.

“Pleasingly, our strong growth momentum in emerging markets, which represent over half of our global sales, continued during the quarter with organic sales growing 5.5% in those markets.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.7% year to date, up 0.6 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 32.4% year to date, up 1.0 share point versus year ago.

“As planned, advertising spending increased versus the fourth quarter, and we continue to plan for higher levels of spending in the balance of the year in support of a very full pipeline of new products.

“Reflecting the significantly higher cost environment, we expect gross profit margin to remain at around the first quarter level throughout the rest of 2011. We continue to be sharply focused on our aggressive cost-saving initiatives and anticipate that the benefits from those programs combined with our global pricing efforts will help us achieve our profit target of mid-single digit earnings per share growth for the year, excluding the 2010 Venezuela hyperinflationary charge noted above.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales declined 4.5% in the first quarter. Unit volume decreased 1.0% with 4.0% lower pricing and 0.5% positive foreign exchange. Organic sales declined 5.0% during the quarter.

Operating profit in North America decreased 12% in the first quarter of 2011 to $192 million or 26.7% of Net sales. This decrease was driven by a decrease in Gross profit which was partially offset by a decrease in Selling, general and administrative expenses. The decrease in Gross profit was due to higher raw and packaging material costs, reflecting global commodity cost increases, and increased promotional investments reflected in the net selling price decreases noted above. The decrease in Selling, general and administrative expenses was due to an increase in logistics and overhead expenses, which was more than offset by a reduction in advertising expenses in line with the planned timing of new product launches.

In the U.S., new product launches including Colgate Sensitive Multi Protection and Colgate Max Clean SmartFoam toothpastes and the relaunch of Colgate Total toothpaste are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 35.9% year to date, up 0.3 share points versus year ago. Colgate’s strength in manual toothbrushes also continued, driven by the success of Colgate 360° Surround, Colgate 360° ActiFlex, Colgate Max White and Colgate Extra Clean manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap Body Butter Mega Moisture and Irish Spring Intensify body washes and Palmolive Antibacterial dish liquid. New products launched late in the first quarter and reaching store shelves now include Colgate Total Gum Defense toothpaste, Softsoap Body Butter Strawberry Smoother body wash, Palmolive Soft Touch dish liquid, Palmolive baby bottle, toy and dish wash, Softsoap Pampered Hands foaming liquid hand soap and a new line of Irish Spring deodorants and antiperspirants.

Looking ahead in the U.S., an array of new product introductions are planned for the balance of the year with increased advertising spending supporting them and other recent new product launches.

Latin America (28% of Company Sales)

Latin America Net sales rose 9.0% during the quarter with unit volume increasing 0.5%. Volume gains achieved in Venezuela, Argentina and Central America more than offset volume declines in Brazil, Colombia and the Dominican Republic. Higher pricing added 4.5% and foreign exchange was positive 4.0%. Organic sales for Latin America increased 5.0% during the quarter.

Operating profit in Latin America decreased 4% in the first quarter of 2011 to $326 million or 29.7% of Net sales. This decrease was due to an increase in Gross profit which was more than offset by an increase in Selling, general and administrative expenses and a decrease in Other (income) expense, net. The increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiative which more than offset higher raw and packaging material costs reflecting global commodity cost increases. The increase in Selling, general and administrative expenses was due to an increase in logistics and overhead expenses and higher advertising investment. The decrease in Other (income) expense, net was a result of the first quarter 2010 pretax gain of $46 million related to the remeasurement of the Venezuelan balance sheet due to the currency devaluation in Venezuela on January 8, 2010.

Colgate’s strong leadership in oral care throughout Latin America continues, with market share gains led by Venezuela, Central America, Chile and Peru. In Brazil, for example, Colgate’s leadership of the toothpaste market continued, driven by strong sales of Colgate Sensitive Pro-Relief and Colgate Total toothpaste. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Antibacterial, Colgate Triple Action and Colgate Zig Zag manual toothbrushes. In mouthwash, Colgate’s market share is at a record high with gains driven by Colgate Plax Whitening Tartar Control and Colgate Plax Magic mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, Lady Speed Stick Perfect Tone and Speed Stick Stainguard deodorants.

Europe/South Pacific (21% of Company Sales)

Europe/South Pacific Net sales increased 1.0% during the quarter. Unit volume increased 1.0% with 2.5% lower pricing and 2.5% positive foreign exchange. Volume gains in the GABA business, Poland, Greece, Ireland and Australia were partially offset by volume declines in the United Kingdom and the Netherlands. Organic sales for Europe/South Pacific declined 1.5%.

Operating profit in Europe/South Pacific decreased 3% in the first quarter of 2011 to $185 million or 22.2% of Net sales, reflecting a decrease in Gross profit partially offset by a decrease in Selling, general and administrative expenses. The decrease in Gross profit was due to higher raw and packaging material costs reflecting global commodity cost increases, which were partially offset by cost savings from the Company’s funding-the-growth initiative. Selling, general and administrative expenses decreased as higher advertising investment was more than offset by lower logistics and overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains in Germany, Italy, Portugal, Greece, Spain, Switzerland, Norway, Sweden, Denmark and the Netherlands. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening, elmex Sensitive Professional and Colgate Max White One toothpastes. In the manual toothbrush category, Colgate 360° Surround and Colgate 360° ActiFlex toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate 360° ActiFlex Sonic Power battery powered toothbrush, a new line of Palmolive liquid hand soaps containing Mediterranean inspired fragrances and ingredients, the relaunch of Palmolive Aromatherapy and Thermal Spa shower gels with multi-sensory textures, Palmolive Nutra·Fruit shower gels and Ajax Glass cleaner.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 11.5% and 8.5%, respectively, during the quarter. Volume gains were led by the Greater China region, India, South Africa and Turkey. Pricing decreased 1.0% and foreign exchange was positive 4.0%. Organic sales for Greater Asia/Africa increased 7.5%.

Operating profit in Greater Asia/Africa increased 7% in the first quarter of 2011 to $203 million driven by strong sales growth, however, decreased as a percentage of Net sales to 25.0%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit partially offset by a decrease in Selling, general and administrative expenses. The decrease in Gross profit was due to higher raw and packaging material costs reflecting global commodity cost increases. Selling, general and administrative expenses decreased as higher advertising investment was more than offset by lower logistics and overhead expenses.

Colgate strengthened its toothpaste leadership in Greater Asia, driven by market share gains in Thailand, Malaysia and Taiwan. Successful new products including Colgate Sensitive Pro-Relief and Colgate Sensitive Pro-Relief Whitening toothpastes and the relaunch of Colgate Total toothpaste contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Surround and Colgate Twister Gum Care manual toothbrushes, Colgate Plax Ice and Colgate Plax Tea mouthwashes, Palmolive Naturals Calming with Cherry Blossom and Moisturizing Milk shower gel, Protex Pro Expert bar soap and Lady Speed Stick and Mennen Speed Stick Waterproof deodorants.

Hill’s (13% of Company Sales)

Hill’s Net sales grew 3.5% during the quarter. Unit volume increased 3.0%, the best quarterly volume performance in two years. Pricing decreased 1.5% and foreign exchange was positive 2.0%. Volume gains were led by the U.S., France, Japan, South Africa, Italy and Canada, while volume declined in Australia and South Korea. Hill’s organic sales increased 1.5% during the quarter.

Operating profit in Hill’s Pet Nutrition was flat in the first quarter of 2011, however, decreased as a percentage of Net sales to 26.4%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit partially offset by a decrease in Selling, general and administrative expenses. The decrease in Gross profit was due to higher raw and packaging material costs reflecting global commodity cost increases and lower pricing, which more than offset cost savings from the Company’s funding-the-growth initiative. Selling, general and administrative expenses decreased as increased logistics and overhead expenses were more than offset by a decrease in advertising expenses in line with the planned timing of new product launches and a shift to lower cost digital media.

Recent new product introductions contributing to volume growth in the U.S. include Science Diet Healthy Mobility Canine, Science Diet Small and Toy Breed Canine and Science Diet Healthy Advantage, a range of veterinary exclusive products addressing the top five essential health needs of pets.

New pet food products contributing to international sales include Science Diet Small and Toy Breed Canine, Science Diet Senior Advanced (15 years plus) Canine and Feline, Prescription Diet c/d Multicare Feline and Science Plan VetEssentials Canine and Feline.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit www.colgatebsbf.com.

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s condensed income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, effective tax rate, net income and earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2011. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Non-GAAP Reconciliation” for the three months ended March 31, 2011 and 2010 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which excludes the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – First Quarter 2011 vs. 2010” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Three Months Ended January 31, 2011 and 2010” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended March 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$3,994	$3,829

Cost of sales	1,663	1,561

Gross profit	2,331	2,268

Gross profit margin	58.4%	59.2%

Selling, general and administrative expenses	1,404	1,355

Other (income) expense, net	12	235

Operating profit	915	678

Operating profit margin	22.9%	17.7%

Interest expense, net	16	16

Income before income taxes	899	662

Provision for income taxes	292	275

Effective tax rate	32.5%	41.5%

Net income including noncontrolling interests	607	387

Less: Net income attributable to noncontrolling interests	31	30

Net income attributable to Colgate-Palmolive Company	$576	$357

Earnings per common share
Basic	$1.17	$0.71
Diluted	$1.16	$0.69

Average common shares outstanding
Basic	493.4	493.7
Diluted	496.6	519.0

Table 2
Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Three Months Ended March 31, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010
			Venezuela	As Adjusted
	As Reported	As Reported [1]	Hyperinflationary [2]	Non-GAAP [1]

Other (income) expense, net	$12	$235	$271	$(36)

Operating profit	915	678	(271)	949

Operating profit margin	22.9%	17.7%		24.8%

Income before income taxes	899	662	(271)	933

Effective tax rate	32.5%	41.5%		29.5%

Net income including noncontrolling interests	607	387	(271)	658

Net income attributable to Colgate-Palmolive Company	$576	$357	$(271)	$628

Earnings per common share [3]
Basic	$1.17	$0.71	$(0.55)	$1.26
Diluted	$1.16	$0.69	$(0.52)	$1.21

[1]

Includes a $46 pretax ($59 aftertax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation in January 2010.

[2]

Represents the one-time charge of transitioning to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 3
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2011, December 31, 2010 and March 31, 2010

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010

Cash and cash equivalents	$686	$490	$561
Receivables, net	1,787	1,610	1,709
Inventories	1,331	1,222	1,259
Other current assets	470	408	402
Property, plant and equipment, net	3,734	3,693	3,466
Other assets, including goodwill and intangibles	3,923	3,749	3,426
Total assets	$11,931	$11,172	$10,823

Total debt	3,804	3,424	3,117
Other current liabilities	3,644	3,119	3,456
Other non-current liabilities	1,892	1,812	1,486
Total liabilities	9,340	8,355	8,059
Total Colgate-Palmolive Company shareholders' equity	2,419	2,675	2,595
Noncontrolling interests	172	142	169
Total liabilities and shareholders’ equity	$11,931	$11,172	$10,823

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$3,075	$2,860	$2,508
Working capital % of sales	(0.6%)	0.3%	(0.8%)

*	Marketable securities of $43, $74 and $48 as of March 31, 2011, December 31, 2010 and March 31, 2010, respectively, are included in Other current assets.

Table 4
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2011 and 2010

(Dollars in Millions) (Unaudited)

	2011	2010

Operating Activities
Net income including noncontrolling interests	$607	$387
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	99	92
Venezuela hyperinflationary transition charge	-	271
Stock-based compensation expense	38	41
Deferred income taxes	8	34
Cash effects of changes in:
Receivables	(157)	(99)
Inventories	(85)	(56)
Accounts payable and other accruals	140	27
Other non-current assets and liabilities	30	36
Net cash provided by operations	680	733

Investing Activities
Capital expenditures	(78)	(81)
Purchases of marketable securities and investments	(49)	(7)
Proceeds from sales of marketable securities and investments	36	-
Other	20	1
Net cash used in investing activities	(71)	(87)

Financing Activities
Principal payments on debt	(1,243)	(1,154)
Proceeds from issuance of debt	1,635	1,116
Dividends paid	(261)	(222)
Purchases of treasury shares	(580)	(505)
Proceeds from exercise of stock options and excess tax benefits	32	88
Net cash used in financing activities	(417)	(677)

Effect of exchange rate changes on Cash and cash equivalents	4	(8)
Net increase (decrease) in Cash and cash equivalents	196	(39)
Cash and cash equivalents at beginning of period	490	600
Cash and cash equivalents at end of period	$686	$561

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$680	$733
Less: Capital expenditures	(78)	(81)
Free cash flow before dividends	$602	$652

Income taxes paid	$144	$216

Table 5
Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales
Oral, Personal and Home Care

North America	$718	$753
Latin America	1,097	1,006
Europe/South Pacific	832	824
Greater Asia/Africa	813	730

Total Oral, Personal and Home Care	3,460	3,313

Pet Nutrition	534	516

Total Net sales	$3,994	$3,829

	Three Months Ended
	March 31,
	2011	2010
Operating profit
Oral, Personal and Home Care

North America	$192	$217
Latin America [1]	326	340
Europe/South Pacific	185	191
Greater Asia/Africa	203	189

Total Oral, Personal and Home Care	906	937

Pet Nutrition	141	141
Corporate [2]	(132)	(400)

Total Operating profit	$915	$678

Note:	The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]	Latin America Operating profit for the three months ended March 31, 2010 includes a $46 pretax gain resulting from the currency devaluation on January 8, 2010.

[2]	Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. In 2010, Corporate Operating profit also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

Table 6
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - First Quarter 2011 vs 2010

March 31, 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE
			FIRST QUARTER

				Pricing
	1st Qtr			Coupons
	Sales	1st Qtr		Consumer &
	Change	Organic		Trade
Region	As Reported	Sales Change	Volume	Incentives	Exchange

Total Company	4.5%	1.5%	2.0%	(0.5%)	3.0%

Europe/South Pacific	1.0%	(1.5%)	1.0%	(2.5%)	2.5%

Latin America	9.0%	5.0%	0.5%	4.5%	4.0%

Greater Asia/Africa	11.5%	7.5%	8.5%	(1.0%)	4.0%

Total International	7.0%	3.5%	3.0%	0.5%	3.5%

North America	(4.5%)	(5.0%)	(1.0%)	(4.0%)	0.5%

Total CP Products	4.5%	1.5%	2.0%	(0.5%)	3.0%

Hill's	3.5%	1.5%	3.0%	(1.5%)	2.0%

Emerging Markets [1]	9.5%	5.5%	3.5%	2.0%	4.0%

Developed Markets	(0.5%)	(2.0%)	1.0%	(3.0%)	1.5%

[1]	Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291